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                                                                      EXHIBIT 12


                      HARTFORD LIFE, INC. AND SUBSIDIARIES

         COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS
             TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(In millions)                                                      1999        1998        1997        1996        1995
----------------------------------------------------------------------------------------------------------------------------
   EARNINGS                                                        $686        $585        $480        $ 31        $226
ADD:
FIXED CHARGES
   Interest expense                                                  67          58          58          55          35
   Interest factor attributable to rentals                           11          10           9           9           8
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   TOTAL FIXED CHARGES                                               78          68          67          64          43
============================================================================================================================
EARNINGS, AS DEFINED                                               $764        $653        $547        $ 95        $269
============================================================================================================================
FIXED CHARGES
   Fixed charges above                                             $ 78        $ 68        $ 67        $ 64        $ 43
   Dividends on subsidiary preferred stock                           -            -           -           -           -
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TOTAL FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS            $ 78        $ 68        $ 67        $ 64        $ 43
============================================================================================================================
RATIOS
   Earnings, as defined, to total fixed charges (1)                 9.8         9.6         8.2         1.5         6.3
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   Earnings, as defined, to total fixed charges and preferred
     dividend requirements                                          9.8         9.6         8.2         1.5         6.3
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

(1) The 1996 earnings to total fixed charges ratio, excluding charges of $348, before-tax, primarily related to the recognition of losses in the Company's guaranteed investment contract business, was 6.9.